QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AboveNet, Inc. (formerly Metromedia Fiber Network, Inc.)
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization)	11-3168327 (I.R.S. Employer Identification No.)
360 Hamilton Avenue White Plains, New York (Address of Principal Executive Offices)	10601 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:
                                                                                                                             (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of Each Exchange on Which Each Class is to be Registered
None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

        AboveNet, Inc. (the "Registrant"), a Delaware corporation was formerly known as Metromedia Fiber Network, Inc. This registration statement relates to the common stock, par value $0.01 per share (the "Common Stock") of the Registrant. The description contained herein of the Common Stock is not exhaustive and is qualified in its entirety by reference to the Registrant's Amended and Restated Certificate of Incorporation (the "Amended Charter") and the Registrant's Amended and Restated Bylaws ("Amended Bylaws"), copies of which are filed herewith as Exhibit 2.1 and Exhibit 2.2 respectively.

        The Registrant is authorized to issue 30,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by the Registrant's Amended Charter, which means that the holders of a majority of the votes can elect all of the directors then standing for election. Subject to the rights of the holders of the Registrant's preferred stock, of which there are currently none, the holders of the Common Stock are entitled to receive dividends which may be paid by the Registrant at such times and in such amounts as its board of directors from time to time may determine. The Registrant is authorized to issue 10,000,000 shares of preferred stock, par value $.01. The Registrant is prohibited by its Amended Charter from issuing non-voting stock.

        The holders of Common Stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions with respect to the Common Stock. The Registrant's Amended Charter contains a provision that prohibits the holders of the Common Stock from taking action by written consent in lieu of a meeting. This provision could prohibit or delay mergers or takeovers and, accordingly, could discourage attempts to acquire control of the Registrant.

        The Registrant is also subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents Delaware corporations from engaging in a "business combination" which includes a merger with or sale of more than 10% of the corporation's assets to any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the date that the stockholder became an "interested stockholder" unless:

  •
  the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors before the date the "interested stockholder" attained that status;

  •
  on completion of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are also directors and also officers; or

  •
  on or after the date the "interested stockholder" became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

        This statute could prohibit or delay any proposed merger or change in control attempt and may discourage attempts to acquire the Registrant.

Item 2. Exhibits.

A.
Amended and Restated Certificate of Incorporation of the Registrant, filed with the Secretary of State of the State of Delaware on August 29, 2003 and effective as of August 29, 2003, as filed as Exhibit 2.1 hereto.

B.
Amended and Restated Bylaws of the Registrant, adopted as of August 11, 2003 and effective as of September 8, 2003, as filed as Exhibit 2.2 hereto.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ABOVENET, INC.
By:	/s/ ROBERT J. SOKOTA Robert J. Sokota Senior Vice President and General Counsel

Date: September 8, 2003

EXHIBIT INDEX

Exhibit No.	Description
2.1	Amended and Restated Certificate of Incorporation of the Registrant, filed with the Secretary of State of the State of Delaware on August 29, 2003 and effective as of August 29, 2003
2.2	Amended and Restated Bylaws of the Registrant, adopted as of August 11, 2003 and effective as of September 8, 2003

QuickLinks

SIGNATURE
EXHIBIT INDEX